China Digital Communication Group Releases 2005 Guidance

Maker of Mobile-Phone Battery Components Reaffirms Strong Demand and New Orders in 2005 Guidance

SHENZHEN, CHINA and LOS ANGELES, CA -- 04/25/2005 -- China Digital Communication Group (OTC BB: CHID), a leading battery component production company in China, today offered sales and profit guidance for 2005.

For the year 2005, ending December 31, the Company projects revenue of approximately $11.4 million, up 120% from unaudited pro forma revenue of $5.18 million for the year 2004.

Net income for 2005 is expected to be approximately $2.6 million, or $0.05 per fully diluted share, up from $440 thousand, or $0.008 per fully diluted share, in the year earlier. Excluding the 2004 one-time consulting fees, the net income would have been $1.04 million, making a 150% year-over-year increase.

The Company cited a continued trend of sharply increasing demand, production along with continuing cost controls, and new orders, in arriving at its sales and profit estimates for the year. "The projected increase in sales is large, but we believe it is reasonable and conservative based on recent trends," said Yi Bo Sun, China Digital's chairman and chief executive officer. "Our first full year of operating as a public company will more clearly show shareholders how much profit and revenues we are generating without our acquisition costs. China Digital has seen sharp increases in orders from mobile-phone manufacturers for its battery shells and caps, and we have recently increased our physical capacity and our workforce to meet this demand. We believe that we are in a long-term wireless boom and that we have the ability to increase our market share substantially. We are prepared for the current demand and are now realizing our goals to increase shareholder value."

Sales and earnings comparisons with 2004 are based on pro forma figures. For the first three quarters of 2004, China Digital was a shell company with no significant revenues. On September 30, it acquired its operating subsidiary, E'Jenie Science & Technology Co. Ltd. (Shenzhen E'Jenie). In order to present an accurate picture of revenue and profit trends, the results stated here for 2004 consist of sales and profit from Shenzhen E'Jenie, as if China Digital had owned the subsidiary for the comparable period.

To be added to China Digital's investor e-mail list, please contact Keith Montgomery at Montgomery@chinadigitalgroup.com.

About China Digital Communication Group

China Digital Communication Group (OTC BB: CHID), through its Shenzhen E'Jenie subsidiary, is a rapidly growing manufacturer of battery shells and related technology for use in electronic products, primarily mobile phones. Since December 2003, the Company has adopted the approach of using licenses, joint ventures, mergers and acquisitions to bring battery and telecom equipment makers in China to markets overseas. The Company's products now power digital cameras, camera phones, PDAs and laptop computers in East Asia and beyond. China Digital is continuing its expansion across China while also seeking distribution partners in the United States.

For more information on China Digital, go to its website at www.chinadigitalgroup.com.

Forward-looking statement: Except for the historical information, the matters discussed in this news release may contain forward-looking statements, including, but not limited to, factors relating to future sales. These forward-looking statements may involve a number of risks and uncertainties. Actual results may differ materially based on a number of factors, including, but not limited to, uncertainties in product demand, risks related to doing business in China, the impact of competitive products and pricing, changing economic conditions around the world, release and sales of new products, and other risk factors detailed in the company's most recent annual report and other filings with the Securities and Exchange Commission.

FOR FURTHER INFORMATION:

AT CHINA DIGITAL COMMUNICATION GROUP:
Keith Montgomery
Director of Investor Relations
Ph: 310-461-1322
montgomery@chinadigitalgroup.com